TEZA CAPITAL MANAGEMENT LLC

CODE OF ETHICS

(INVESTMENT ADVISER/PRIVATE FUND MANAGER)

September 2019

This Code of Ethics is supplemented by, and must be read in conjunction with, Teza Capital Management LLC’s Investment Adviser/Private Fund Manager Compliance Manual (the “Manual”) and Personal Investment and Insider Trading Policy (the “Policy”). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Manual and/or the Policy, as applicable. Teza Capital Management LLC also maintains a separate Code of Ethics in relation to its Commodity Pool Operator and Commodity Trading Advisor Compliance Manual.

I.	GENERAL

Each of Adviser’s Supervised Persons is subject to Adviser’s Code of Ethics, as set forth herein, as supplemented by the Policy. The Code of Ethics is predicated on the principle that Adviser owes a fiduciary duty to its Clients. Accordingly, Supervised Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. At all times, Supervised Persons must:

•	Place Client interests ahead of Adviser’s interests – As a fiduciary, Adviser must serve its Clients’ best interests. In other words, Supervised Persons may not benefit at the expense of Clients. This concept is particularly relevant when Supervised Persons are making personal investments whose value may be affected by a Client’s investment activities.

•	Engage in personal investing that is in full compliance with Adviser’s Policies – Supervised Persons must review and abide by this Code of Ethics and the Policy.

•	Avoid taking advantage of the Supervised Person’s position – Supervised Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Adviser, or on behalf of a Client, where such opportunities, gifts or gratuities could create the appearance of impropriety or might otherwise influence a decision to conduct business with such other party, and the acceptance of any such gifts or gratuities must otherwise comply with Adviser’s policies.
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•	Maintain full compliance with the federal securities laws[1] – Supervised Persons must abide by the standards set forth in Rule 204A-1 (the “code of ethics rule”) for registered investment advisers under the Advisers Act.

Any questions with respect to Adviser’s Code of Ethics should be directed to the Chief Compliance Officer. As discussed in greater detail below, Supervised Persons must promptly report any violations of the Code of Ethics to the Chief Compliance Officer. All reported violations will be treated as being made on an anonymous basis.

II.	GUIDING PRINCIPLES AND STANDARDS OF CONDUCT

All Supervised Persons will act with competence, dignity and integrity, in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow employees. The following set of principles frames the professional and ethical conduct that Adviser expects from its Supervised Persons:

•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients, prospective Clients, employers, employees, colleagues in the investment profession and other participants in the global capital markets;

•	Place the integrity of the investment profession, the interests of Clients and the interests of Adviser above one’s own personal interests;

•	Adhere to the fundamental standard that the Supervised Person should not take inappropriate advantage of his or her position;

•	Conduct all personal securities transactions in a manner consistent with this Code of Ethics;
•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on himself or herself and the profession;

•	Promote the integrity of, and uphold the rules governing, capital markets;
•	Maintain and improve his or her professional competence and strive to maintain and improve the competence of other investment professionals; and

•	Comply with applicable provisions of the federal securities laws.

1 “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, Titles IV, VII, VIII and IX of the Wall Street Reform and Consumer Protection Act of 2010, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

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A.	Review

Adviser strictly forbids “front-running” client fund investments, which is a practice generally understood to be personally trading ahead of Client accounts. To the extent this practice would be possible given Adviser’s strategies, the Chief Compliance Officer will closely monitor Supervised Persons’ investment patterns to detect these abuses. The Chief Compliance Officer also will, as appropriate, monitor for personal trading patterns that may indicate other potentially abusive behavior, which may include, for example, trading opposite client trades, making personal trades that should have been offered to Clients and trading that appears to be based on material non-public information. The Chief Financial Officer will monitor the Chief Compliance Officer’s personal securities transactions for compliance with this Code of Ethics and the Policy.

The purpose of the post-transaction review process is to ensure that Adviser has developed procedures to supervise the activities of its Supervised Persons. The comparison of Supervised Person trades to those of Clients will identify potential conflicts of interest or the appearance of a potential conflict.

If Adviser discovers that a Supervised Person is personally trading contrary to the policies set forth above, the Supervised Person must meet with the Chief Compliance Officer and Adviser’s senior management to review the facts surrounding the transactions. This meeting will help Adviser to determine the appropriate course of action.

The Chief Compliance Officer will maintain a record of all violations of the Code of Ethics and of any action taken as a result of a violation, as required by Advisers Act rules.

B.	Restricted Securities

Any time a Supervised Person receives material non-public information (as described in Part IV of this Code of Ethics) about a company that has issued publicly traded securities (a “Public Company”), that company will need to be added to Adviser’s Restricted Securities List (at least for that person or persons who receive the information if not broadly). Employees will be responsible for contacting the Chief Compliance Officer any time that they receive or intend to receive any non-public information about a Public Company.

All confidentiality agreements must be reviewed by the Chief Compliance Officer and a copy of all executed agreements must be provided to the Chief Compliance Officer. Once an authorized signatory for Adviser has signed a confidentiality agreement for the purpose of receiving non-public information about a Public Company, Adviser may be deemed to have already received such information, and the company will automatically be placed on a Restricted Securities List.

Supervised Persons are responsible for notifying the Chief Compliance Officer of any other circumstances in which they should be restricted pursuant to this Code of Ethics.

Subject to the Policy, no trading of public securities will be permitted by any Supervised Person in a Public Company on the Restricted Securities List, including but not limited to, trading in a Supervised Person’s personal account or on behalf of a Client account. Investment professionals should consider the fact that they will be restricted from trading the public securities of a Public Company for which any Supervised Person has received non-public information when evaluating any potential hedging strategies

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for private positions. Trading in securities on the Restricted Securities List may be permitted by the Chief Compliance Officer if it is determined that no Supervised Person is currently in possession of any material non-public information.

As a matter of default, and unless information is clearly to the contrary, all Supervised Persons, whether investment professionals or non-investment professionals, will be regarded as having access to any non-public information about a Public Company that has been received by any other Supervised Person.

The Chief Compliance Officer will periodically review each Public Company on the Restricted Securities List to determine whether any Supervised Persons remain in possession of non-public information. Additionally, a Public Company can be removed from the Restricted List by the Chief Compliance Officer at other times if it can be determined that no Supervised Person remains in possession of non-public information and no Supervised Person has any intention of obtaining such information.

Supervised Persons may be unable to liquidate personal or Client holdings of securities that are subsequently added to the Restricted Securities List.

C.	Remedial Actions

Adviser takes the potential for conflicts of interest caused by personal investing very seriously. Supervised Persons should be aware that Adviser reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation, including termination of employment.

III.	POLICIES AND PROCEDURES TO DETECT AND PREVENT INSIDER TRADING

Adviser’s business may require Supervised Persons to deal with confidential information. The proper handling of material non-public information is critical to Adviser’s integrity. Adviser’s reputation is a vital asset and even the appearance of the misuse of material non-public information should be avoided. The misuse of non-public information may violate federal and state securities laws and other legal and regulatory requirements. Violations may be damaging to both the reputation and financial position of Adviser and its Supervised Persons.

Adviser forbids trading, either for oneself or for others, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently called “insider trading.” Adviser’s policy extends to activities within and outside a Supervised Person’s relationship with Adviser. Supervised Persons who cease to work for Adviser must continue to maintain the confidentiality of inside and proprietary information learned during their employment.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.

In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information;
•	Trading on information that has been misappropriated, whether or not from an issuer of securities;
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•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; or

•	Communicating material non-public information to others in breach of a fiduciary duty.

Whom Does this Code of Ethics Cover?

This Code of Ethics covers all of Adviser’s Supervised Persons (“covered persons”) as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the Code of Ethics applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership. If any Supervised Person has questions about whom this Code of Ethics covers, he or she should consult the Chief Compliance Officer.

What Information is Material?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact specific inquiries. Supervised Persons should direct any questions regarding the materiality of information to the Chief Compliance Officer.

The following is an illustrative list of the type of information that is generally regarded as “material”:

•	Information relating to a company’s results and operations
•	Dividend or earnings announcements
•	Write-downs or write-offs of assets
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of company or major division operations
•	Merger, joint venture announcements
•	New product/service announcements
•	Development in significant litigation
•	Discovery or research developments
•	Criminal, civil and government investigations and indictments
•	Pending labor disputes
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•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers, stock repurchase plans, etc.
•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options. In addition, it applies to securities issued by both public and private companies.

Material information does not have to relate to a company’s business or come from the company. For example, material information about the contents of an upcoming newspaper column may affect the price of a security and therefore be considered material. Material information may also relate to the market for a security. Information about a significant order to purchase or sell securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.

Once material non-public information has been effectively distributed to the investing public, it is no longer classified as material non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material non-public information. Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Supervised Persons may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations and in similar circumstances.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals

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and firms found liable for insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to Follow if a Supervised Person Believes That He or She Possesses Material Non-Public Information

Adviser maintains and follows Global Personal Investing and Insider Trading policies to help each Supervised Person avoid insider trading and to aid Adviser in preventing, detecting and imposing sanctions against insider trading. Each Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If any Supervised Person has questions about these procedures, he or she should consult the Chief Compliance Officer.

If a Supervised Person has questions as to whether he or she is in possession of material non- public information, he or she must inform the Chief Compliance Officer as soon as possible. From this point, the Supervised Person, the Chief Compliance Officer and Adviser’s senior management will conduct research to determine if the information is likely to be considered important to investors in making investment decisions and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, a Supervised Person:

•	Shall not trade the securities of any company in which he or she is deemed an insider who may possess material non-public information about the company;

•	Shall not trade the securities of any company except in accordance with Adviser’s Policies and the securities laws;

•	Shall not discuss any potentially material non-public information with colleagues, except as specifically required by his or her position;

•	Shall immediately report the potential receipt of non-public information to the Chief Compliance Officer and Adviser’s senior management; and

•	Shall not proceed with any research, trading or other investment advisory activities until the Chief Compliance Officer and Adviser’s senior management inform the Supervised Person of the appropriate course of action when in possession of material non-public information.

Restricted Securities List

•	Any time a Supervised Person receives material non-public information about a company that has issued publicly traded securities, that company will be added to Adviser’s Restricted Securities List. Employees will be responsible for contacting the Chief Compliance Officer any time that they receive or intend to receive any non-public information about a public company.

•	Generally no trading of public securities will be permitted by any Supervised Person in a public company on the Restricted Securities List, including, but not limited to, trading in a Supervised Person’s personal account or on behalf of a Client account. Trading in securities on the Restricted
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Securities List may be permitted by the Chief Compliance Officer if it is determined that no Supervised Person is currently in possession of any material non-public information.

•	The Chief Compliance Officer will periodically review each public company on the Restricted Securities List to determine whether any Supervised Persons remain in possession of non-public information. Additionally, a public company can be removed from the Restricted List by the Chief Compliance Officer at other times if it can be determined that no Supervised Person remains in possession of non-public information and no Supervised Person has any intention of obtaining such information.

Serving as Officers, Trustees and/or Directors of Outside Organizations

Supervised Persons may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Supervised Persons may also receive compensation for these activities.

At certain times, Adviser may determine that it is in its Clients’ best interests for a Supervised Person to serve as an officer or on the board of directors of an outside organization. For example, a company held in Clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of Adviser can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, a Supervised Person may come into possession of material non-public information about the outside company or other public companies. It is critical that a proper information barrier be in place between Adviser and the outside organization and that the Supervised Person not communicate such information to other Supervised Persons in violation of the information barrier.

Similarly, Adviser may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Supervised Person must not be involved in the decision to retain or hire Adviser.

Supervised Persons are prohibited from serving as directors, trustees or officers of outside organizations without the prior written approval from the Chief Compliance Officer. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved.

Outside Business Activities

Supervised Persons generally may not be employed (either on a part-time, evening or weekend basis) or compensated by any business other than Adviser or one of its affiliates without written approval of the Chief Compliance Officer (and related management or supervisor).

Approval of the Chief Compliance Officer for any of the above activities must be obtained prior to engaging in such activity so that determinations may be made regarding (1) the degree to which such activity may interfere with the Supervised Person’s duties to Adviser and its Clients and (2) whether such

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activity involves conflicts of interest between Adviser and any Client that need to be disclosed and may require Client consent.

IV.	RUMORS; MANIPULATIVE TRADING PRACTICES

A.	Rumors

Supervised Persons are prohibited from circulating false rumors and rumors of a sensational character that reasonably may be expected to affect market conditions for one or more securities, sectors or markets, or improperly influencing any person or entity. Intentionally creating, passing or using false rumors may violate the antifraud provisions of federal securities laws, and such conduct is contradictory to this Code of Ethics and Adviser’s expectations regarding appropriate behavior of its Supervised Persons.

A Supervised Person should consult with the Chief Compliance Officer if he or she has questions regarding the appropriateness of any communications.

B.	Manipulative Trading Practices

Section 9(a) of the Securities Exchange Act of 1934 (“Exchange Act”) prohibits certain specific manipulative trading practices, including: “wash sales,” which are transactions that involve no change in beneficial ownership, or “matched orders,” which are coordinated buy and sell orders, in either case for the purpose of creating a false or misleading impression of the market for a security; or to enter into a series of transactions in a security creating actual or apparent trading, or raising or lowering the price of the security, for the purpose of inducing others to buy or sell the security. In addition, manipulating or attempting to manipulate the price of a security is a violation of Section 18(b) of the Exchange Act and Rule 10b-5 thereunder.

Supervised Persons are strictly prohibited from engaging in any manipulative activities with regard to any security.

The Exchange Act does not prohibit otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a security.

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